Exhibit 99.1

Cellectar Biosciences Appoints Jarrod Longcor Senior Vice President of Corporate Development and Operations

MADISON, Wis., July 20, 2016 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) ("the company"), an oncology-focused biotechnology company, today announces the appointment of Jarrod Longcor as senior vice president of corporate development and operations, effective July 15, 2016.

“Jarrod is an industry veteran who has spent considerable time creating collaborations between companies, which have resulted in successful outcomes for both parties,” said Jim Caruso, president and CEO of Cellectar Biosciences. “We anticipate his expertise will easily align with our current corporate priorities, including identifying potential partners to develop new oncology drugs using our PDC platform delivery vehicle. We welcome Jarrod to Cellectar and look forward to our mutual success.”

Mr. Longcor brings more than 20 years of pharmaceutical and biotech experience to Cellectar, and during that time was either responsible for or participated in more than 40 collaborations. Prior to joining the company, he served as chief business officer for Avillion LLP, where he was responsible for executing the company's unique co-development partnership strategy. Prior to Avillion, he was vice president of corporate development for Rib-X Pharmaceuticals, Inc. (now Melinta Therapeutics) where he was responsible for identifying and concluding several critical collaborations for the company, including a discovery collaboration with Sanofi Aventis valued over $700M. Prior to Rib-X, Mr. Longcor held key positions in several small to midsized biotech companies where he was responsible for business development, strategic planning and operations.

Jarrod holds a B.S. from Dickinson College, a M.S. from Boston University School of Medicine and an M.B.A. from Saint Joseph's University's Haub School of Business.

Grant of Inducement Option
Cellectar has granted to Mr. Longcor, effective as of his first day of employment with Cellectar, an option to purchase 75,000 shares of Cellectar’s common stock at an exercise price per share equal to the closing price of Cellectar’s common stock on the grant date as reported by Nasdaq.  This grant was approved by both the Compensation Committee of Cellectar’s Board of Directors and the full Board of Directors and made as an inducement material to Mr. Longcor entering into employment with Cellectar as contemplated by Nasdaq Listing Rule 5635(c)(4).

The stock option, which has a 10-year term, vests and becomes exercisable in twelve equal quarterly increments beginning three months from the date of Mr. Longcor’s first day of employment.

Cellectar provides this information in accordance with Nasdaq Listing Rule 5635(c)(4).

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC Delivery Platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is actively developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com

# # #

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission, including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com

INVESTOR CONTACT:
Stephanie Prince
Managing Director
PCG Advisory Group
646-762-4518
sprince@pcgadvisory.com